EXHIBIT (a)(1)(E)

Letter to Clients
Offer to Purchase
By
TRACK DATA CORPORATION
Up to 1,000,000 Shares of its Common Stock at a
Purchase Price of $3.00 Per Share

The offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Friday, September 16, 2005, unless the offer is extended. Track Data Corporation may extend the offer period at any time.

August 17, 2005
To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated August 17, 2005, the Letter of Transmittal, and other related materials in connection with the offer by Track Data Corporation, a Delaware corporation ("Track Data''), to purchase for cash up to 1,000,000 of its common shares, $.01 par value, at a price of $3.00 per share, net to the seller in cash, without interest.

Track Data's offer is being made upon the terms and subject to the conditions set forth in its Offer to Purchase, dated August 17, 2005, and in the related Letter of Transmittal, as they may be amended and supplemented from time to time, which together constitute the tender offer.

Only shares properly tendered and not properly withdrawn will be purchased. However, because of the proration provisions described in the Offer to Purchase, all of the shares tendered may not be purchased if more than 1,000,000 shares are properly tendered. All shares tendered and not purchased, including shares not purchased because of proration or the conditional tender procedures, will be returned at Track Data's expense as soon as practicable following the expiration date.

Track Data reserves the right, in its sole discretion, to purchase more than 1,000,000 shares pursuant to the offer, subject to applicable law. Upon the terms and conditions of Track Data 's offer, if more than 1,000,000 shares are properly tendered and not properly withdrawn, Track Data will purchase properly tendered shares in the following order:

•
First, subject to the conditional tender provisions described in section 6 of the Offer to Purchase, Track Data will purchase all tendered shares on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares.

•
Second, only if necessary to permit Track Data to purchase 1,000,000 shares (or such greater number of shares as Track Data may elect to purchase, subject to applicable law), shares conditionally tendered (for which the condition was not initially satisfied) will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

A TENDER OF YOUR SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER YOUR SHARES HELD BY US FOR YOUR ACCOUNT.

Accordingly, please use the attached "Instruction Form'' to instruct us as to whether you wish us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the tender offer.

We Call Your Attention to the Following:

1.	You should consult with your broker regarding the possibility of designating the priority in which your shares will be purchased in the event of proration.

2.	The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions described in the Offer to Purchase.

3.	THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 16, 2005, UNLESS TRACK DATA EXTENDS THE TENDER OFFER.

4.	The tender offer is for 1,000,000 shares, constituting approximately 10.6% of the shares outstanding as of July 31, 2005.

5.
Tendering shareholders who are registered shareholders or who tender their shares directly to American Stock Transfer & Trust Company as the depositary, will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on Track Data's purchase of shares under the tender offer.

6.
The Board of Directors of Track Data has approved the tender offer. However, neither Track Data nor its Board of Directors nor the Depositary makes any recommendation to shareholders as to whether they should tender or not tender their shares. Shareholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender.

7.
If you wish to condition your tender upon the purchase of all shares tendered or upon Track Data’s purchase of a specified minimum number of shares that you tender, you may elect to do so and thereby avoid (in full or in part) possible proration of your tender. Track Data’s purchase of shares from all tenders which are so conditioned will be determined, to the extent necessary, by random lot. To elect such a condition, complete the section captioned “Conditional Tender” in the attached Instruction Form.

8.
If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your shares, we will tender all such shares unless you specify otherwise on the attached Instruction Form.

Please forward your Instruction Form to us as soon as possible to allow us ample time to tender your shares on your behalf prior to the expiration of the offer.

The tender offer is being made solely under the Offer to Purchase and the related letter of transmittal and is being made to all record holders of shares. The tender offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the tender offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

INSTRUCTION FORM
INSTRUCTIONS FOR TENDER OF SHARES OF
TRACK DATA CORPORATION

By signing this instruction form, you acknowledge receipt of our letter and the enclosed Offer to Purchase, dated August 17, 2005, and the related letter of transmittal in connection with the offer by Track Data, a Delaware corporation ("Track Data''), to purchase shares of its common stock, $.01 par value. Track Data is offering to purchase up to 1,000,000 shares at a price of $3.00 per share, net to the seller in cash, without interest. Track Data's offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related letter of transmittal, which, as they may be amended or supplemented from time to time, together constitute the offer.

This will instruct us to tender to Track Data, on your behalf, the number of shares indicated below (or if no number is indicated below, all shares) which are beneficially owned by you but registered in our name, upon the terms and subject to the conditions of the offer.

Number of shares to be tendered:_________________________ shares
(Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.)

CONDITIONAL TENDER

A tendering stockholder may condition his or her tender of shares upon Track Data purchasing a specified minimum number of the shares tendered, all as described in Section 6 of the Offer to Purchase. Unless at least the minimum number of shares you indicate below is purchased by Track Data pursuant to the terms of the tender offer, none of the shares tendered will be purchased. It is the tendering stockholder’s responsibility to calculate that minimum number of shares that must be purchased if any are purchased, and each stockholder is urged to consult his or her own tax advisor. Unless this box has been checked and a minimum specified, your tender will be deemed unconditional.

☐	The minimum number of shares that must be purchased, if any are purchased, is:___________ shares.

If, because of proration, the minimum number of shares designated will not be purchased, Track Data may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering stockholder must have tendered all of his or her shares and checked the box below:

☐	The tendered shares represent all shares held by the undersigned.

THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY.

SIGN HERE:

Signature(s):

Print Name(s):

Address(es):

Area Code and Telephone Number:

Taxpayer Identification or Social Security Number:

Dated: ____________________________________, 2005